UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 30, 2008

DPAC Technologies Corp.

(Exact Name of Registrant as Specified in Its Charter)

California	0-14843	33-0033759
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Hudson Industrial Parkway, Hudson, Ohio	16056
(Address of Principal Executive Offices)	(Zip Code)

(800) 553-1170

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective on December 30, 2008, QuaTech, Inc., an Ohio corporation (“QuaTech”) and a wholly owned subsidiary of DPAC Technologies Corp., a California corporation (the “Company”) entered into an Equipment Purchase Agreement (the “Agreement”) with Tetrad Electronics, Inc. (“Tetrad”). Pursuant to the Agreement, QuaTech has agreed to sell certain of its manufacturing equipment (consisting of manufacturing equipment, fixtures, tools, shelving and tables) to Tetrad for a sale price of $74,000 (the “Equipment”). Tetrad will also assume the obligations of QuaTech under an equipment lease for a BTU reflow oven at a cost to Tetrad of $724 per month over twenty-nine months.

Also pursuant to the Agreement, QuaTech has agreed to sell to Tetrad one month of QuaTech’s active inventory, including in-process material, at a sum of $150,000, to be received in two payments of $75,000 payable on December 30, 2008 and January 15, 2009 (the “Inventory”). QuaTech and Tetrad have agreed that Tetrad will purchase additional active inventory thereafter from QuaTech under terms and conditions to be determined. Also pursuant to the Agreement, the Company will sublease to Tetrad 5,390 square feet of space at the Company’s manufacturing facility located at 5675 Industrial Parkway, Hudson, OH 44236, at the cost of $1.00 per square foot per month (plus allocated portions of utilities), for no less than 24 months pursuant to a sublease agreement expected to be entered into with the facility’s owner. Also pursuant to the Agreement, QuaTech has agreed to utilize Tetrad as its manufacturer of all products and parts for existing products of the Company (other than under the Company’s Airborne wireless product line) for a period of 24 months under terms and conditions to be determined by the parties.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 5, 2009, QuaTech completed the sale of the Equipment and Inventory to Tetrad in connection with the Agreement described above, in connection with which, QuaTech received payment of $74,000 for the Equipment; it had previously received an initial payment of $75,000 for the Inventory and is to receive an additional $75,000 final payment for the Inventory on January 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPAC TECHNOLOGIES CORP.
(Registrant)

Dated: January 6, 2009	By:	/s/ STEVEN D. RUNKEL
Steven D. Runkel
Chief Executive Officer and President